Exhibit 5.1
June 29, 2009
To the Board of Directors
UFood Restaurant Group, Inc.
255 Washington Street, Suite 100
Newton, MA 02458
Ladies and Gentlemen:
     We have acted as special Nevada counsel to UFood Restaurant Group, Inc., a Nevada corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1/A File No. 333-158940 (the “Registration Statement”), relating to the offer and sale pursuant to the Registration Statement, by the Selling Stockholders identified in the Registration Statement, of up to 79,567,064 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company, in connection with the following:
     (i) 45,184,615 shares of Common Stock issuable upon the conversion of 8% Senior Secured Convertible Debentures (the “Debentures”);
     (ii) 10,844,308 shares of Common Stock issuable upon the pre-conversion in-kind payment of interest due under the Debentures;
     (iii) 23,248,558 shares of Common Stock issuable upon exercise of Common Stock purchase warrants (the “Warrants”) issued to the Selling Stockholders; and
     (iv) 289,583 issued and outstanding shares of Common Stock (the “Shares”) to be offered by the Selling Stockholders.
     In connection with the preparation of this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”): (1) the Company’s articles of incorporation, as amended, as filed with the Secretary of State of the State of Nevada, (2) the Company’s bylaws, (3) resolutions of the board of directors of the Company, and (4) such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinion contained herein.
     In rendering the opinion set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us a copies, and

To the Board of Directors June 29, 2009 Page 2
the veracity of the Documents. We also have assumed that, upon the issuance of Shares which are not already issued, the Company’s total issued shares of Common Stock will not exceed the total number of shares of Common Stock authorized under its articles of incorporation, as amended.
     Based upon and subject to the foregoing, it is our opinion that:
     (a) the Shares to be offered by the Selling Stockholders have been duly authorized for issuance by the Company and are validly issued, fully paid and non-assessable;
     (b) the shares of Common Stock issuable upon exercise of the Warrants, when issued in the manner described in the Registration Statement, will be duly authorized for issuance by the Company, validly issued, fully paid and non-assessable; and
     (c) the shares of Common Stock issuable upon (A) conversion of the Debentures, (B) in kind payments of interest under the Debentures, when issued in the manner described in the Registration Statement, will be duly authorized for issuance by the Company, validly issued, fully paid and non-assessable.
     Our opinion expressed above is limited to the General Nevada Revised Statutes, Chapter 78, as currently in effect.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters,” in the prospectus contained in the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Very truly yours,
/s/ ARMSTRONG TEASDALE LLP
ARMSTRONG TEASDALE LLP